Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AT HOME GROUP INC.

*****

At Home Group Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), as it may be amended, hereby certifies as follows:

1.	The name of this corporation is At Home Group Inc. The date of filing of its original Certificate of Incorporation with the Delaware Secretary of State was June 30, 2011 (the “Original Certificate of Incorporation”) under the name GRD Holding I Corporation; amended and restated the Original Certificate of Incorporation on October 4, 2011 (the “First Amended and Restated Certificate of Incorporation”); further amended the First Amended and Restated Certificate of Incorporation on June 10, 2014, changing its name from GRD Holding I Corporation to At Home Group Inc. (the “Amended Certificate of Incorporation”); and further amended the Amended Certificate of Incorporation on July 22, 2016 (as amended to date, the “Previous Certificate of Incorporation”).

2.	This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL.

3.	This Amended and Restated Certificate of Incorporation restates and amends the Previous Certificate of Incorporation to read in its entirety as follows:

ARTICLE I

The name of the corporation is At Home Group Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is c/o Intertrust Corporate Services Delaware Ltd., 200 Bellevue Parkway, Suite 210, Wilmington, New Castle County, Delaware 19809. The registered agent of the Corporation at that address is Intertrust Corporate Services Delaware Ltd.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is 1000 shares. All such shares are to be common stock, par value of $0.01 per share, and are to be of one class.

ARTICLE V

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law as the same exists or may hereafter be amended. Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to amend or repeal any bylaw made by the Board of Directors.

ARTICLE VII

Unless and except to the extent that the bylaws of the Corporation shall so require, the election of the directors of the Corporation need not be by written ballot.

ARTICLE VIII

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article.

ARTICLE IX

The name and mailing address of the incorporator of the Corporation are: Mary Jane Broussard, 1600 East Plano Parkway, Plano, Texas 75074.

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